Exhibit 99.1

Town Sports International Holdings, Inc. to Acquire Total Woman Gym and Spa

Town Sports International Holdings, Inc. ("TSI” or the "Company") (NASDAQ: CLUB) announced today that through its wholly-owned subsidiaries it has entered into an asset purchase agreement to acquire substantially all of the assets of the Total Woman Gym and Spa business (“Total Woman”). Once consummated, this acquisition will add another women-focused fitness brand to the Company’s growing fitness portfolio.

The acquired assets of the California-based Total Woman business include 12 locations which TSI will continue to operate under the Total Woman brand. The locations to be acquired are in Alameda, Glendale, Irvine, Laguna Hills, Northridge, Placentia, San Jose, Studio City, Torrance, Valencia, Westlake Village and Woodland Hills.

Upon closing, this acquisition will enhance and expand Total Woman’s offerings for its members as TSI will introduce its robust digital offering in addition to new tailor made training programs.

Founded in 1965 by visionaries Art and Adrienne Stone, Total Woman has grown into a California mainstay. "The opportunity to expand into California with a well-known brand was an easy decision." said Patrick Walsh, TSI's Chief Executive Officer and Chairman of the Board.

About Town Sports International Holdings, Inc.:

Town Sports International Holdings, Inc. is a diversified holding company with subsidiaries engaged in a number of business and investment activities. The Company’s largest operating subsidiary has been involved in the fitness industry since 1973 and has grown to become one of the largest owners and operators of fitness clubs in the Northeast region of the United States. TSI’s corporate structure provides flexibility to make investments across a broad spectrum of industries in order to create long-term value for shareholders.

Town Sports International Holdings, Inc.
Investor Contact:
917-765-9974
Investor.relations@town-sports.com